Exhibit (a)(82)

JUSTICE DEPARTMENT SUES TO BLOCK ORACLE’S OFFER FOR PEOPLESOFT

PLEASANTON, Calif. — February 26, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today commented on the decision of the Antitrust Division of the United States Department of Justice (DOJ) to sue Oracle Corporation (Nasdaq: ORCL) to block its unsolicited tender offer for PeopleSoft.

PeopleSoft President and Chief Executive Officer Craig Conway said, “Now that the antitrust day of reckoning has arrived and the Justice Department has announced its decision to sue to block the transaction, it is time for Oracle to abandon its efforts to acquire the Company. Both companies should now devote all of their energy to competing in the marketplace to provide better products and services for customers. That’s the PeopleSoft way of creating greater value for our stockholders.”

The Company noted that the decisions of the DOJ and numerous state attorneys general to sue to block Oracle’s unsolicited tender offer confirm the PeopleSoft Board’s position. The Board has consistently stated that the proposed combination of PeopleSoft and Oracle faces substantial regulatory scrutiny and the significant likelihood that the transaction will be prohibited under antitrust law.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,100 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft has filed a definitive proxy statement on Schedule 14A with the SEC in connection with its Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders. PeopleSoft also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments or supplements to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts:

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Susan Stillings
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
jf@joelefrank.com/sts@joelefrank.com

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